Exhibit 99.1

Penn Virginia Resource Partners, L.P. Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Stephen R. Milbourne
Director—Investor Relations
Phone: 610-975-8204
E-Mail: invest@pvrpartners.com

PVR PARTNERS ANNOUNCES SALE OF

EAST TEXAS GATHERING SYSTEM AND PROCESSING PLANT

RADNOR, PA – June 18, 2012 . . . Penn Virginia Resource Partners, L.P. (NYSE: PVR) (“PVR”) today announced that its midstream subsidiary has entered an agreement to sell its Crossroads natural gas gathering system and processing plant to DCP Midstream Partners, LP for approximately $63 million. The Crossroads System, located in the southeastern portion of Harrison County in east Texas, includes approximately 8-miles of gas gathering pipeline, an 80 MMcfd cryogenic processing plant, approximately 20-miles of NGL pipeline, and a 50% ownership in an approximately 11-mile residue gas pipeline. The transaction is subject to customary closing conditions, and is expected to close on or about July 2, 2012. Depending upon the closing date and any final purchase price adjustments, PVR expects to recognize a gain of between $30 and $33 million as a result of the transaction.

William H. Shea, Jr., Chief Executive Officer of PVR’s general partner, said, “After review, we determined that these assets were no longer strategic to PVR as we focus our midstream business in the Marcellus Shale and the Panhandle region of Texas and Oklahoma. We concluded that it was in the best interests of PVR to redeploy the capital to the higher-return organic growth projects we are executing on in the Marcellus and Panhandle regions.”

Acquest Advisors LLC served as exclusive financial advisor to PVR on the transaction.

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and operates midstream natural gas gathering and processing businesses, and owns and manages coal and natural resource properties and related assets. Our midstream natural gas assets are located principally in Texas, Oklahoma and Pennsylvania and include more than 4,500 miles of natural gas gathering pipelines and 7 processing systems with approximately 480 million cubic feet per day of capacity. We own approximately 900 million tons of proven coal reserves in Northern and Central Appalachia, and the Illinois and San Juan Basins. More information about PVR is available on our website at www.pvrpartners.com.

PVR Announces Sale of East Texas Gathering System	Page 2

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This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s ability to control or predict, which could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, regulatory, economic and market conditions, the timing and success of business development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and most recently filed Quarterly Reports on Form 10-Q. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.